Exhibit 99.1

Neustar Reports Results for Fourth Quarter and Full-Year 2011

Expects 2012 Revenue of $810 - $830 Million

STERLING, VA., Feb. 2, 2012 — Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information and analysis to the Internet, telecommunications, entertainment, advertising and marketing industries, today announced results for the quarter and year ended December 31, 2011 and provided guidance for 2012.

Summary of Consolidated Fourth Quarter Results Compared to Fourth Quarter of 2010

—	Revenue increased 27% to $174.2 million

—	Income from continuing operations totaled $18.7 million, or $0.26 per diluted share

—	Adjusted net income from continuing operations increased 7% to $37.0 million, representing a margin of 21%

—	Adjusted net income from continuing operations per diluted share increased 11% to $0.51

Summary of Consolidated 2011 Results Compared to 2010

—	Revenue increased 19% to $620.5 million

—	Income from continuing operations totaled $123.6 million, or $1.66 per diluted share

—	Adjusted net income from continuing operations increased 16% to $159.0 million, representing a margin of 26%

—	Adjusted net income from continuing operations per diluted share increased 18% to $2.13

—	Share repurchases totaled $324.3 million or 10.1 million shares

“Neustar made significant progress across the board in 2011, from our financial performance to implementing our strategies through both organic and inorganic successes,” said Lisa Hook, Neustar’s president and chief executive officer. “We continued to deliver strong revenue growth, margins and cash flow, while increasing our scale and strengthening our position as a neutral and trusted provider of services to an expanding number of customers and industries. Our actions in 2011 have enhanced our ability to generate profitability and shareholder value.”

Paul Lalljie, Neustar’s chief financial officer added, “Neustar’s acquisition of TARGUSinfo was the culmination of a successful year in which we delivered double-digit revenue growth with strong margins. We improved our capital structure by securing $600 million of low-cost debt and repurchasing 10.1 million shares of our common stock. Our 2012 guidance reflects our strong momentum and the ongoing integration of TARGUSinfo as we leverage our platforms to achieve long-term revenue growth.”

Business Outlook for 2012

—	Revenue to range from $810 million to $830 million

—	Adjusted net income from continuing operations to range from $178 million to $190 million

—	Adjusted net income from continuing operations per diluted share to range from $2.66 to $2.84

Discussion of Fourth Quarter and Full-Year 2011 Results

Fourth Quarter Revenue

Consolidated revenue totaled $174.2 million, a 27% increase from $136.9 million in the fourth quarter of 2010. This increase consisted of growth in Carrier Services and Enterprise Services and the addition of revenue from the Company’s Information Services business segment.

—

Carrier Services revenue totaled $113.3 million, a 14% increase from $99.7 million in 2010. This increase was primarily due to a $10.9 million increase in revenue under the Company’s contracts to provide NPAC Services. Additionally, Order Management Services revenue increased $3.5 million due to greater customer usage and the addition of licensed order management services;

—

Enterprise Services revenue totaled $39.7 million, a 7% increase from $37.1 million in 2010. Registry Services increased $1.4 million due to the number of common short codes under management, and Internet Infrastructure Services revenue increased $1.2 million due to the expansion of DNS solutions, including IP geolocation services; and

—	Information Services generated revenue of $21.2 million from the date of acquisition through the end of the year.

Full-Year Revenue

Consolidated revenue totaled $620.5 million, a 19% increase from $520.9 million in 2010. This increase consisted of growth in Carrier Services and Enterprise Services and the addition of revenue from the Company’s Information Services business segment.

—

Carrier Services revenue totaled $447.9 million, a 14% increase from $391.8 million in 2010. This increase was primarily due to a $43.5 million increase in revenue under the Company’s contracts to provide NPAC Services. Additionally, Order Management Services revenue increased $16.0 million due to greater customer usage and the addition of licensed order management services. These increases were partially offset by a decrease in revenue from customer requests for functionality improvements;

—

Enterprise Services revenue totaled $151.4 million, a 17% increase from $129.1 million in 2010. Internet Infrastructure Services increased $13.9 million due to the expansion of DNS solutions, including IP geolocation services. Registry Services increased $8.4 million due to the number of common short codes under management; and

—	Information Services generated revenues of $21.2 million from the date of acquisition through the end of the year.

Operating expense for the fourth quarter totaled $134.8 million, a 59% increase from $84.7 million in 2010. This increase in operating expense was primarily driven by the impact of the Company’s two acquisitions completed in 2011. In particular, total personnel and personnel-related expense increased $26.9 million due primarily to a $5.0 million increase in stock-based compensation and additional costs associated with an increased number of employees resulting from acquisitions completed in 2011. Total contractor and professional fees increased $13.9 million, primarily due to acquisition-related costs and expenses associated with the Company’s tender offer. In addition, depreciation and amortization increased $8.2 million related to capital asset additions to support the Company’s expanded service offerings and acquired intangible assets.

Operating expense for 2011 totaled $411.4 million, a 31% increase from $315.1 million in 2010. This increase in operating expense was driven by the impact of the Company’s two acquisitions completed in 2011. In particular, total personnel and personnel-related expense increased $49.4 million due in part to a $10.4 million increase in stock-based compensation and increased costs associated with the addition of nearly 500 employees resulting from acquisitions completed in 2011. Total contractor and professional fees increased $22.5 million, primarily due to an increase in acquisition-related costs and expenses associated with the Company’s tender offer. In addition, depreciation and amortization increased $13.3 million related to capital asset additions to support the Company’s expanded service offerings and acquired intangible assets.

Cash, cash equivalents and investments totaled $135.3 million as of December 31, 2011, a decrease of $247.1 million from $382.4 million as of December 31, 2010. This decrease was primarily due to the acquisitions of TARGUSinfo and certain numbering solutions assets from Evolving Systems. In addition, the Company repurchased 10.1 million shares for a total of $324.3 million. These uses of cash were partially offset by proceeds from the Company’s $600 million senior secured term loan and cash generated from operations.

Conference Call

As announced on January 13, 2012, Neustar will conduct an investor conference call to discuss the Company’s results today at 4:30 p.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the Company’s website (www.neustar.biz). Those listening via the Internet should go to the website 15 minutes early to register, download and install any necessary audio software.

The conference call is also accessible via telephone by dialing (800) 798-2796 (international callers dial (617) 614-6204) and entering PIN 70950646. For those who cannot listen to the live broadcast, a replay will be available through 11:59 p.m. (Eastern Time) Thursday, February 9, 2012 by dialing (888) 286-8010 (international callers dial (617) 801-6888) and entering replay PIN 44985569, or by going to the Investor Relations tab of the Company’s website (www.neustar.biz).

Neustar will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.

This press release, the financial tables and other supplemental information, including a reconciliation of segment contribution to the nearest comparable GAAP measure and reconciliations of certain other non-GAAP measures to their nearest comparable GAAP measures that may be used periodically by management when discussing the Company’s financial results with investors and analysts, are available on the Company’s website under the Investor Relations tab.

About Neustar, Inc.

Neustar, Inc. (NYSE: NSR) is a trusted, neutral provider of real-time information and analysis to the Internet, telecommunications, entertainment, advertising and marketing industries throughout the world. Neustar applies its advanced, secure technologies in routing, addressing and authentication to its customers’ data to help them identify new revenue opportunities, network efficiencies, cyber security and fraud protection measures. More information is available at www.neustar.biz.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the Company’s expectations, beliefs and business results in the future, such as guidance regarding its 2012 results. The Company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe the Company’s business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. The Company cannot assure you that its expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the risks and uncertainties arising from the difficulties with the integration process or the realization of the benefits of the TARGUSinfo acquisition; general economic conditions in the regions and industries in which the Company operates; the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to the Company’s operations, modifications to or terminations of its material contracts, its ability to successfully identify and complete acquisitions, integrate and support the operations of businesses the Company acquires, increasing competition, market acceptance of its existing services, its ability to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect the Company’s business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the Company’s most recent Annual Report on Form 10-K and subsequent periodic and current reports. All forward-looking statements are based on information available to the Company on the date of this press release, and the Company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2011	2010	2011
	(unaudited)		(audited)	(unaudited)
Revenue:
Carrier Services	$99,713	$113,290	$391,762	$447,894
Enterprise Services	37,149	39,719	129,104	151,390
Information Services	–	21,171	–	21,171

Total revenue	136,862	174,180	520,866	620,455
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	29,704	41,329	111,282	137,992
Sales and marketing	21,677	33,580	86,363	109,855
Research and development	3,132	6,326	13,780	17,509
General and administrative	17,412	33,193	65,496	96,317
Depreciation and amortization	9,036	17,191	32,861	46,209
Restructuring charges	3,772	3,162	5,361	3,549

	84,733	134,781	315,143	411,431

Income from operations	52,129	39,399	205,723	209,024
Other (expense) income:
Interest and other expense	(153)	(5,131)	(6,995)	(6,279)
Interest and other income	94	529	7,582	1,966

Income from continuing operations before income taxes	52,070	34,797	206,310	204,711
Provision for income taxes, continuing operations	20,712	16,077	82,282	81,137

Income from continuing operations	31,358	18,720	124,028	123,574
(Loss) income from discontinued operations, net of tax	(8,873)	–	(17,819)	37,249

Net income	$22,485	$18,720	$106,209	$160,823

Basic net income (loss) per common share:
Continuing operations	$0.42	$0.26	$1.66	$1.69
Discontinued operations	(0.12)	–	(0.24)	0.51

Basic net income per common share	$0.30	$0.26	$1.42	$2.20

Diluted net income (loss) per common share:
Continuing operations	$0.42	$0.26	$1.63	$1.66
Discontinued operations	(0.12)	–	(0.23)	0.50

Diluted net income per common share	$0.30	$0.26	$1.40	$2.16

Weighted average common shares outstanding:
Basic	73,804	70,945	74,555	72,974

Diluted	75,458	72,865	76,065	74,496

NEUSTAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2010	December 31, 2011
	(audited)	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$345,372	$132,782
Restricted cash	556	10,251
Accounts and unbilled receivables, net	89,438	111,825
Prepaid expenses and other current assets	19,213	40,674
Income taxes receivable	–	37,599
Deferred tax assets	6,146	6,264

Total current assets	460,725	339,395

Long-term investments	37,009	2,506
Property and equipment, net	74,296	100,102
Goodwill and intangible assets, net	143,625	913,419
Other assets, long-term	8,082	27,216
Deferred tax assets, long-term	10,137	–

Total assets	$733,874	$1,382,638

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$61,690	$86,719
Deferred revenue	31,751	41,080
Note payable and capital lease obligations	6,325	7,921
Accrued restructuring	4,703	4,361
Other liabilities	11,035	5,317

Total current liabilities	115,504	145,398

Deferred revenue, long-term	10,578	10,363
Note payable and capital lease obligations, long-term	4,076	586,727
Accrued restructuring, long-term	315	–
Deferred tax liabilities, long-term	–	121,237
Other liabilities, long-term	7,289	16,279

Total liabilities	137,762	880,004
Total stockholders’ equity	596,112	502,634

Total liabilities and stockholders’ equity	$733,874	$1,382,638

NEUSTAR, INC.

SEGMENT REVENUE AND CONTRIBUTION

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2011	2010	2011
	(unaudited)		(audited)	(unaudited)
Revenue: (1)(3)
Carrier Services	$99,713	$113,290	$391,762	$447,894
Enterprise Services	37,149	39,719	129,104	151,390
Information Services	–	21,171	–	21,171

Total revenue	$136,862	$174,180	$520,866	$620,455

Segment contribution:(2)(3)
Carrier Services	$90,530	$97,549	$352,317	$391,000
Enterprise Services	17,502	17,460	59,284	65,080
Information Services	–	12,583	–	12,583

Total segment contribution	$108,032	$127,592	$411,601	$468,663

(1)	Carrier Services:

—	Numbering Services

—	Order Management Services

—	IP Services

Enterprise Services:

—	Internet Infrastructure Services

—	Registry Services

Information Services:

—	Identification Services

—	Verification & Analytics Services

—	Local Search & Licensed Data Services

(2)	Segment contribution excludes certain unallocated costs within the following expense classifications: cost of revenue, sales and marketing, research and development, and general and administrative. In addition, depreciation and amortization and restructuring charges are excluded from segment contribution. Such unallocated costs totaled $55.9 million and $88.2 million for the three months ended December 31, 2010 and 2011, respectively, and totaled $205.9 million and $259.6 million for the year ended December 31, 2010 and 2011, respectively.

(3)	The financial information above reflects the reclassification of the Company’s Converged Messaging Services business to discontinued operations for all periods presented.

Reconciliation of Non-GAAP Financial Measures

In this press release and in other public statements, Neustar presents certain non-GAAP financial data. To place these data in an appropriate context, the following is a reconciliation of income from continuing operations to adjusted net income from continuing operations for the three and twelve months ended December 31, 2010 and 2011 and the year ending December 31, 2012 (projected). The Company plans to use this non-GAAP profitability measure as a measure of its performance in 2012. Also provided is a reconciliation of income from continuing operations to adjusted EBITDA from continuing operations.

These reconciliations allow investors to appropriately consider each non-GAAP financial measure. These non-GAAP financial measures, however, should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these measures enhance investors’ understanding of the Company’s financial performance and the comparability of the Company’s operating results to prior periods, as well as against the performance of other companies. However, these non-GAAP financial measures may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Prior disclosures of non-GAAP figures do not exclude the same items and as such should not be used for comparison purposes.

Reconciliation of Income from Continuing Operations to Adjusted Net Income from Continuing Operations

	Three Months Ended		Year Ended		Year Ending
	December 31,		December 31,		December 31,
	2010	2011	2010 (1)	2011	2012 (2)
	(in thousands, except per share data) (unaudited)

Revenue	$136,862	$174,180	$520,866	$620,455	$820,000

Income from continuing operations	$31,358	$18,720	$124,028	$123,574	$138,400
Add: Stock-based compensation	4,034	9,015	17,045	27,491	26,000
Add: Amortization of acquired intangible assets	1,602	8,152	4,753	12,107	50,000
Add: TARGUSinfo acquisition-related costs (3)	–	9,561	–	11,602	–
Add: Tender offer costs (4)	–	2,413	–	2,413	–
Add: Adjustment for provision for income taxes (5)	(2,242)	(10,821)	(8,694)	(18,173)	(30,400)

Adjusted net income from continuing operations	$34,752	$37,040	$137,132	$159,014	$184,000

Adjusted net income margin from continuing operations (6)	25%	21%	26%	26%	22%

Adjusted net income from continuing operations per diluted share	$0.46	$0.51	$1.80	$2.13	$2.75

Weighted average diluted common shares outstanding	75,458	72,865	76,065	74,496	67,000

(1)	The amounts expressed in this column are derived from the Company’s audited consolidated financial statements for the year ended December 31, 2010. Results related to the Company’s Converged Messaging Services business for prior periods have been reclassified to discontinued operations.

(2)	The amounts expressed in this column are current estimates as of the date of this press release of the results for the full year. This reconciliation is based on the midpoint of the revenue guidance.

(3)	Amounts represent costs incurred by the Company in connection with its acquisition of Targus Information Corporation.

(4)	Amounts represent costs incurred by the Company to repurchase 7.2 million shares of its Class A common stock through a modified “Dutch auction” tender offer which closed on December 8, 2011. These costs are not deductible for income tax purposes.

(5)	Adjustment reflects the estimated tax effect of adjustments for stock-based compensation expense, amortization of acquired intangible assets and approximately $6.3 million of tax deductible TARGUSinfo acquisition-related costs based on the effective tax rate for income from continuing operations for the applicable period.

(6)	Adjusted net income margin is a measure of adjusted net income from continuing operations as a percentage of revenue.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA from Continuing Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2011	2010 (1)	2011
	(in thousands, except per share data) (unaudited)

Revenue	$136,862	$174,180	$520,866	$620,455

Income from continuing operations	$31,358	$18,720	$124,028	$123,574
Add: TARGUSinfo acquisition-related costs (2)	–	9,561	–	11,602
Add: Tender offer costs (3)	–	2,413	–	2,413
Add: Amortization of acquired intangible assets	1,602	8,152	4,753	12,107
Add: Adjustment for provision for income taxes (4)	(637)	(6,656)	(1,896)	(7,277)

Adjusted income from continuing operations	32,323	32,190	126,885	142,419
Add: Depreciation and amortization (5)	7,434	9,039	28,108	34,102
Add: Other expense (income)	59	4,602	(587)	4,313
Add: Stock-based compensation	4,034	9,015	17,045	27,491
Add: Provision for income taxes, continuing operations (6)	21,349	22,733	84,178	88,414

Adjusted EBITDA from continuing operations	$65,199	$77,579	$255,629	$296,739

Adjusted EBITDA margin from continuing operations (7)	48%	45%	49%	48%

Adjusted income from continuing operations per diluted share	$0.43	$0.44	$1.67	$1.91

Weighted average diluted common shares outstanding	75,458	72,865	76,065	74,496

(1)	The amounts expressed in this column are derived from the Company’s audited consolidated financial statements for the year ended December 31, 2010. Results related to the Company’s Converged Messaging Services business for prior periods have been reclassified to discontinued operations.

(2)	Amounts represent costs incurred by the Company in connection with its acquisition of Targus Information Corporation.

(3)	Amounts represent costs incurred by the Company to repurchase 7.2 million shares of its Class A common stock through a modified “Dutch auction” tender offer which closed on December 8, 2011. These costs are not deductible for income tax purposes.

(4)	Adjustment reflects the estimated tax effect of adjustments for approximately $6.3 million of tax deductible TARGUSinfo acquisition-related costs and the amortization of acquired intangible assets based on the effective tax rate for income taxes from continuing operations for the applicable period.

(5)	Adjustment represents depreciation and amortization expense, excluding amortization of acquired intangible assets.

(6)	Amounts represent the provision of income taxes included in adjusted income from continuing operations and when combined with the adjustment to provision for income taxes equals the recorded provision for income taxes during the periods presented.

(7)	Adjusted EBITDA margin is a measure of Adjusted EBITDA as a percentage of revenue.

Contact Info:

Investor Relations Contact Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Media Contact Susan Wade (202) 368-5307 susan.wade@neustar.biz